UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

August 8, 2006

RAE Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31783	77-0588488
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3775 North First Street

San Jose, CA 95134

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 952-8200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 8, 2006, RAE Systems Inc., a Delaware corporation (the “Company”), and Donald W. Morgan, chief financial officer of the Company, entered into a Separation Agreement and General Release of Claims (the “Separation Agreement”) in connection with Mr. Morgan’s notice of retirement (as described in Item 5.02 below).

Pursuant to the Separation Agreement, the Company is required to enter into a Consulting Services Agreement with Mr. Morgan for the six month period following his termination providing for a payment of $16,666.67 per month plus the cost of Mr. Morgan’s COBRA payments. In addition, the Company agreed to pay Mr. Morgan the equivalent of six months of regular base salary in a lump sum of $100,000.00, less applicable withholdings, within seven days following the last day of the six month period in which he provides consulting services. Mr. Morgan will also receive a lump sum payment equal to the cost of six months of COBRA premiums payable at the same time as the severance payment and will receive payments for all wages and accrued, unused vacation through the date of his termination. The Severance Agreement also provides for a release of claims by Mr. Morgan.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 8, 2006, Mr. Donald W. Morgan, the Company’s chief financial officer, announced that he plans to retire but that he would continue as chief financial officer until the Company is able to find an adequate replacement. The Company will be conducting a search for a new chief financial officer. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 8, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2006

RAE SYSTEMS INC.

By:	/s/ Gregory J. Vervais
Name:	Gregory J. Vervais
Title:	Vice President, Human Resources

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated August 8, 2006